Exhibit 99.1

News Release

WABTEC BOARD MEMBERS, EMILIO FERNANDEZ AND PHILIPPE ALFROID, ANNOUNCE RETIREMENT

Retirement marks the culmination of more than two decades of industry contributions from longstanding Board Members

PITTSBURGH, February 13, 2020 – The Wabtec Corporation (NYSE: WAB) Board of Directors today announced the retirement of Vice Chairman Emilio Fernandez, and Director Philippe Alfroid, effective  May 15, 2020. The two members’ current terms are expiring, and they will not be seeking re-election.

“The Board is tremendously grateful for Emilio and Philippe’s service and leadership that helped shape Wabtec into the corporation it is today,” said Al Neupaver, Executive Chairman of Wabtec. “Combined, their many contributions provided value to our shareholders, customers and employees and we wish them the best in this new and exciting phase of life.” Neupaver added Wabtec has a plan in place to ensure a seamless transition in accordance with the Board’s retirement policy.

During his 25-year tenure, Fernandez, 75, used his knowledge of the rail market to position Wabtec as a global provider of innovative and easy-to-use electronic products and systems designed to improve railroad safety − including positive train control. A respected industry visionary, Fernandez was instrumental in building Pulse Electronics, a business acquired by Wabtec in 1995, and currently one of the cornerstones of the company’s portfolio.

Joining the board in 2016, Alfroid, 74, saw the company through incredible growth and played a significant role in successfully navigating the strategic combination of Faiveley Transport and Wabtec Corporation as one of the world’s leading rail equipment companies. He brought over three decades of proven industry experience across the transportation industry and other large international companies. Previously, Alfroid served as Chief Operating Officer of Essilor International.

“Emilio and Philippe each brought a breadth of experience and I am thankful for their dedication to upholding Wabtec’s mission,” said Rafael Santana, President and CEO of Wabtec. “I am confident they will continue to make a positive impact in their communities and future endeavors.”

As a new Fortune 300 company and a long-term industry leader in introducing innovative technologies, Wabtec is committed to enhancing its Board to further reflect the company’s forward progress and values. Wabtec is working with an outside Board search firm to identify and recruit candidates to meet the needs of the company as it continues to evolve.

###

News Release

About Wabtec
Wabtec Corporation is a leading global provider of equipment, systems, digital solutions and value-added services for freight and transit rail. Drawing on nearly four centuries of collective experience across Wabtec, GE Transportation and Faiveley Transport, the company has unmatched digital expertise, technological innovation, and world-class manufacturing and services, enabling the digital-rail-and-transit ecosystems. Wabtec is focused on performance that drives progress, creating transportation solutions that move and improve the world. The freight portfolio features a comprehensive line of locomotives, software applications and a broad selection of mission-critical controls systems, including Positive Train Control (PTC). The transit portfolio provides highly-engineered systems and services to virtually every major rail transit system around the world, supplying an integrated series of components for buses and all train-related market segments that deliver safety, efficiency and passenger comfort. Along with its industry-leading portfolio of products and solutions for the rail and transit industries, Wabtec is a leader in mining, marine and industrial solutions. Wabtec has approximately 27,000 employees in facilities throughout the world. Visit the company’s new website at: www.WabtecCorp.com.

Media
Deia Campanelli
773-297-0482 or deia.campanelli@wabtec.com

Investors
Kristine Kubacki
412-825-1869 or kristine.kubacki@wabtec.com